As filed with the Securities and Exchange Commission on September 23, 2010.

Registration No. 333 - 142097

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment
No.1 to
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ADVANCE DISPLAY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Colorado	84-0969445
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

42230 Zevo Drive Temecula, CA	92590
(Address of Principal Executive Offices)	(Zip Code)

2007 EQUITY INCENTIVE PLAN
(Full title of the plan)

James P. Martindale	With a copy to:
President and Chief Executive Officer 42230 Zevo Drive Temecula, CA 92590	S. Lee Terry, Jr., Esq. Davis Graham & Stubbs LLP 1550 17th Street, Suite 500 Denver, CO 80202
(Name and address of agent for service)

(951) 795-4446	(303) 892-9400
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer (do not check if a smaller reporting company)	☐	Smaller reporting company	☑

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-142097) filed by Advance Display Technologies, Inc., a Colorado corporation (the “Company”), with the Securities and Exchange Commission on April 13, 2007 (the “Registration Statement”), which registered an aggregate of 25,000,000 shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”), issuable under the Advance Display Technologies, Inc. 2007 Equity Incentive Plan.

This Post-Effective Amendment No. 1 to the Registration Statement shall become effective automatically upon the date of filing in accordance with Rules 456 and 464 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

On September 23, 2010, GSLD Holdings, Inc., a Colorado corporation, consummated a “short-form” merger with and into the Company pursuant to Section 7-111-104 of the Colorado Business Corporations Act (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement. Accordingly, the Company hereby files this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration all shares of Common Stock registered under the Registration Statement that remain unissued and unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Temecula, State of California, on September 23, 2010.

ADVANCE DISPLAY TECHNOLOGIES, INC.

By:	/s/ James P. Martindale
James P. Martindale President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James P. Martindale	President, Chief Executive Officer and Director	September 23, 2010
James P. Martindale

/s/ Lawrence F. DeGeorge	Director	September 23, 2010
Lawrence F. DeGeorge

/s/ Matthew W. Shankle	Director	September 23, 2010
Matthew W. Shankle